EX-99.(p)(23)

CODE OF ETHICS AND PROFESSIONAL CONDUCT FOR OFFICERS AND EMPLOYEES 2019-2020

1.	PREAMBLE			4
2.	PURPOSE OF THE CODE			4
3.	STATUS OF THE CODE AND REVIEW PROCESS			5
4.	SCOPE OF APPLICATION			5
5.	TERM OF APPLICATION			5
6.	DEFINITIONS			5
7.	RULES			7
	A-	Act with Loyalty, Honesty and Integrity		7
		i.	Competence and Diligence	7
		ii.	Integrity of Accounting Records	7
		iii.	Integrity of Transactions	7
		iv.	Obligations of Loyalty and Integrity After Cessation of Employment at Presima	7
		v.	Drugs and Alcohol	7
	B-	Comply with Applicable Laws, Regulations and Policies		8
		i.	Compliance with the Law	8
		ii.	Fraudulent Activities or Transactions	8
	C-	Comply with your Contractual Obligations		8
	D-	Treat Others with Respect		8
		i.	Relations with Colleagues	8
		ii.	Relations with Clients, Partners and Suppliers	9
		iii.	Relations with the Community	9
	E-	Protect the Confidentiality of Information		9
		i.	Basic Principle	9
		ii.	Scope of Application	9
		iii.	Protection of Confidential Information	9
		iv.	Measures for Protecting Confidential Information	10
		v.	Contact with the media and disclosure of information	10
		vi.	Personal Investments and Planned Employment	10
		vii.	Discussions with a Business Partner or Client	11
	F-	Avoid Conflicts of Interest		11
		i.	General Principles	11
		ii.	Gifts, Entertainment Activities, Donations, Services or Benefits	12
		iii.	Board Memberships	13
	G-	Comply with the Rules Governing Personal Transactions		13
		i.	Persons Covered	13
		ii.	Basic Principles	14
		iii.	Prohibited Transactions	14
		iv.	Securities within Presima’s Investment Universe	15
		v.	Pre-Authorization Process for Personal Transactions	15
		vi.	Discretionary Management Agreement	16
		vii.	Blind Trust Agreement	16
		viii.	Statements and Declarations Required upon being Hired or Retained and Annually Thereafter	16
		ix.	Compliance	16
		x.	Reporting	16

CODE OF ETHICS AND PROFESSIONAL CONDUCT FOR OFFICERS AND EMPLOYEES 2019-2020

	H-	Use Resources Appropriately		16
		i.	Use of Presima Resources	16
		ii.	Protection of Computerized Information and Use of Computer Resources	17
	I-	Demonstrate reserve in outside activities		17
		i.	Respect for the Institution	17
		ii.	Media Relations	17
		iii.	Priority to Duties and Outside Activities	17
		iv.	Social Media	17
		v.	Political Activities	17
	J-	Report any non-compliant situation		17
	K-	Confirmation of compliance with this code		18
8.	APPLICATION OF THE CODE			18
	A-	Competent authorities		18
	B-	Employee responsibilities		18
	C-	Board of Directors		19
	D-	Chief Compliance Officer		19
9.	SANCTIONS			20
10.	REQUESTS FOR INFORMATION			20

CODE OF ETHICS AND PROFESSIONAL CONDUCT FOR OFFICERS AND EMPLOYEES 2019-2020

1.	PREAMBLE

Presima, a wholly-owned subsidiary of the NAB Group, regards it as essential to maintain the highest standards of conduct and practices for its executive officers and personnel. In this regard, Presima considers it important to codify rules relating to professional ethics and conduct, which must be observed by all. Given the role and mission of Presima, we must strive to exceed legislative minimums.

This Code of Ethics and Professional Conduct for Officers and Employees (hereinafter referred to as the “code”) supplements the laws, rules, policies and procedures governing Presima and its operations and the terms and conditions of any letters of offer or employment agreements executed between Presima and its employees (hereinafter referred to as the “letters of offer”), and is in no way intended as a replacement for them. For sake of clarity, the obligations contained in this code shall not be deemed in contradiction with the ones provided under the letters of offer or any other applicable contract but shall operate concurrently.

This code states the various standards, rules and principles that must guide the executive officers and personnel of Presima in situations that call for ethical and responsible conduct. The code reflects the institution’s values of excellence, boldness, ethics and transparency, and states that Presima employees have a fiduciary duty to act primarily in the client’s best interests.

The code and the related policies, procedures and guidelines governing Presima obviously cannot deal with every possible situation that executive officers and personnel may encounter. Hence, they must at all times act with prudence and exercise good judgment in connection with their roles at Presima. Further information regarding the code or its application may be obtained from the Chief Compliance Officer and the human-resources representative (or any other designated person for such purpose).

2.	PURPOSE OF THE CODE

The purpose of this code is to maintain Presima’s reputation for integrity, honesty and professionalism by establishing rules of conduct applicable to confidentiality of information, conflicts of interest and professional ethics.

The goal of the code is to ensure the confidence of the clients and to maintain a quality work environment. To ensure achievement of these objectives, eleven (11) rules have been formulated to guide Presima executive officers and employees, who must comply with them in their activities:

1.	Act with loyalty, honesty and integrity;

2.	Comply with all applicable legislation, regulations, and policies;

3.	Comply with their contractual obligations;

4.	Treat others with respect;

5.	Protect the confidentiality of information;

6.	Avoid conflicts of interest;

7.	Comply with the rules governing personal transactions;

8.	Use Presima resources appropriately;

9.	Demonstrate reserve in external activities;

10.	Report any incidence of non-compliance; and

11.	Abide by this code and confirm personal compliance with it.

CODE OF ETHICS AND PROFESSIONAL CONDUCT FOR OFFICERS AND EMPLOYEES 2019-2020

3.	STATUS OF THE CODE AND REVIEW PROCESS

This code is subject to annual review and approval of the Board of Directors of Presima. This code is under the responsibility of the Chief Compliance Officer.

4.	SCOPE OF APPLICATION

This code applies to all executive officers and employees of Presima.

In the eventuality where Presima retains the professional services of independent-contractors, the latter must be provided with a copy of the code and must undertake to comply with the rules applicable to independent-contractors (with the necessary modifications) that are stated therein.

5.	TERM OF APPLICATION

This code applies for any period during which an employee holds a position at Presima. Certain provisions or special measures, such as those governing confidentiality of information, may continue to apply even after the cessation of duties at Presima.

This code also applies for any period during which an independent-contractor renders services to Presima. Certain provisions or special measures, such as those governing confidentiality of information, may continue to apply even after the cessation of its services with Presima.

6.	DEFINITIONS

In this code, unless the context otherwise requires:

a)	“conflict of interest”

Means any real, apparent, potential or contingent situation in which an employee might be inclined to favour one person (including the employee or a related person) to the detriment of another. This definition also covers any situation that could affect the loyalty, integrity or judgment of such employee.

b)	“Board of Directors”

Means the Board of Directors of Presima.

c)	“dealer”

Means a natural or legal person specializing in securities trading, depending on the context in which this term is used.

d)	“employee”

Means any person who is part of the personnel of Presima, and includes any executive officer, whether engaged on a full-time, part-time, permanent or temporary basis.

e)	“confidential information”

Means all information in whatever form (oral, written, machine readable or otherwise) pertaining to Presima and/or the NAB Group, their businesses, affairs, clients, prospective clients, employees or independent-contractors and which has independent economic value, actual or potential, from not being generally known to and not being readily ascertainable by proper means by other persons. Some examples are any such information related to:

i.

data concerning actual or projected financial information or plans, business or strategic plans, legal or regulatory information, files, applications, licenses, information concerning potential investors, information relating to investments or to entities, companies, investment funds in which Presima holds or is considering holding an interest, information regarding current or former clients including their names, and information about personnel and subcontractors;

ii.	privileged information and personal information (as defined herein);

iii.	computer programs and controls;

iv.	existing or envisioned investment portfolios, techniques or vehicles, investment management strategies or other portfolio-related information of any kind;

v.	market studies and analysis;

vi.	marketing, promotional and advertising studies, programs, strategies and materials of any kind; and

CODE OF ETHICS AND PROFESSIONAL CONDUCT FOR OFFICERS AND EMPLOYEES 2019-2020

vii.	intellectual property rights;

viii.	provided however, that the phrase “Confidential Information” shall not include information that:

ix.	is in the public domain or generally known in the industry in which Presima operates, without any fault or responsibility of the employee and/or independent-contractor; or

x.	(iv) is approved by the NAB Group for disclosure by the employee and/or the independent-contractor prior to its actual disclosure.

f)	“independent-contractor”

Means any person whose professional services are retained by Presima on a contractual basis and who does not have employee status.

g)	“privileged information”

Means any information not yet publicly known and liable to affect the decision of a reasonable investor or to have a significant influence on the value or stock price of a company that has gone public, including any information concerning one of the following events: a capital issue, a change to the dividend policy, a major change in the ownership of securities that could have an effect on the control of the company, or a major change regarding senior management, business or clients. All privileged information is considered confidential.

h)	“person”

Means an individual, corporation, company, cooperative, partnership, trust, unincorporated association, entity with juridical personality or governmental authority or body.

i)	“related person”

Means any person related by blood, marriage, civil union, de facto union, adoption or any other similar relationships. For clarity, it includes children of the employees, siblings, parents and spouse of the employee living in the same household; as well as any person 18 years old or over living in the same household as the employee. Also includes all accounts for which the Access Person or the Related Person has influence or control over the account. This term also means a legal person or company in which the employee holds 10% or more of the voting or controlling shares and of which they are a director or executive officer, as well as a legal person controlled by the employee or by a person related to the employee.

j)	“personal information”

Means any information concerning a natural person.

k)	“security”

Means any security within the meaning of the Securities Act (Québec), notably stocks, bonds, rights, warrants and all options, futures or derivatives. For the purpose of this code any present, contingent or conditional financial instrument that is convertible into a security or that entitles the holder to purchase a security is also a Security.

Notwithstanding the foregoing, debt securities issued by a government, treasury bills, term notes and term deposits issued by a financial institution or government are not covered by this definition.

l)	“transaction”

Means any purchase, sale, transfer, disposition or any other acquisition or assignment effected in any manner whatsoever, or any attempt to effect any such transaction.

CODE OF ETHICS AND PROFESSIONAL CONDUCT FOR OFFICERS AND EMPLOYEES 2019-2020

7.	RULES

A-	ACT WITH LOYALTY, HONESTY AND INTEGRITY

Employees must carry out their activities with loyalty, honesty and integrity.

I.	COMPETENCE AND DILIGENCE

Employees must provide competent service with all due diligence in the performance of assigned tasks and responsibilities.

Employees must also strive for increased knowledge and show independent professional judgment.

II.	INTEGRITY OF ACCOUNTING RECORDS

Presima prides itself on compliance with the highest standards in recording and presenting its transactions and the results thereof. Furthermore, it wishes to maintain the mechanisms that ensure the integrity of its accounting records. Accordingly, employees who process and record information on behalf of Presima must do so in scrupulous adherence with these principles and process information rigorously.

All Presima records, accounting documents, reports, invoices and other documents must present a full and accurate picture of transactions conducted. It is therefore prohibited to falsify documents or knowingly omit any information or data affecting the accuracy of a report. It is also prohibited to establish false or erroneous reports or to produce misleading or false declarations.

Where an employee is aware of an error, omission, inaccuracy or falsification in Presima’s books, accounting records, financial statements or other documents, they must inform their manager as well as the Chief Compliance Officer without delay or report such a situation in accordance with subsection J of this code.

III.	INTEGRITY OF TRANSACTIONS

Employees must report the transactions effected during daily activities with rigour and integrity.

IV.	OBLIGATIONS OF LOYALTY AND INTEGRITY AFTER CESSATION OF EMPLOYMENT AT PRESIMA

An employee’s obligations of loyalty and integrity continue after the employee’s employment with Presima is terminated, for any reason.

Former employees must continue to respect and to ensure the confidentiality of all information brought to their attention in the performance of their duties. They must continue to respect the integrity of Presima and refrain from using any item of confidential information to their advantage, to the advantage or detriment of a third party or to the detriment of Presima.

Similarly, no former employee may effect a transaction that would give that former employee a material benefit arising from or occasioned by such confidential information unless it has become public subject to the rules outlined in subsection G of this code.

Moreover, a former employee may not use Presima’s resources, unless special written authorization has been obtained prior to said use.

Specific Application

In addition to the abovementioned obligations of loyalty and integrity, an employee may have further legal and contractual obligations towards Presima that apply during their employment and certain obligations that also continue after the termination of their employment. Employees should therefore consult this code as well as their letter of offer to have an understanding of the nature of their post-employment obligations towards Presima, if any. Further information regarding said obligations may be obtained by contacting the human-resources representative or any other person designated for such purpose.

V.	DRUGS AND ALCOHOL

Presima employees are professionals who are expected to exercise judgment in consuming alcohol or legal drugs (such as medication) when carrying out the responsibilities associated with an employee’s role at the Company. For example:

•	An employee must not report to work under the influence of alcohol or drugs to the point that he or she is not fit for work, including at firm and client-sponsored events.

•

An employee who is prescribed medication must confirm with his or her treating physician, his or her ability to work without impairment while using the medication. If the medication could impair job performance, the employee must advise his or her superior.

CODE OF ETHICS AND PROFESSIONAL CONDUCT FOR OFFICERS AND EMPLOYEES 2019-2020

•

Notwithstanding the above, Presima has a zero-tolerance policy for consumption of recreational marijuana when carrying out the responsibilities associated with an employee’s role at the Company, including at firm and client-sponsored events.

•

Presima has zero tolerance with regards to the consumption of illegal drugs during work hours, on company premises and while engaged in company activities, or while performing work for the Company, including at firm and client-sponsored events.

B-	COMPLY WITH APPLICABLE LAWS, REGULATIONS AND POLICIES

Activities and transactions must always be conducted in compliance with the laws, regulations and policies applicable to Presima (hereinafter referred to as the “Law”).

This code does not in any way supersede the provisions of any applicable statute, regulation, or code of conduct.

I.	COMPLIANCE WITH THE LAW

Employees may not directly or indirectly contravene the Law and must avoid any act that could result in a derogation of the Law. Moreover, they are obliged to respect the regulations, policies and directives in effect.

Employees who are members of a professional order or the holder of a licence to practice issued by a competent authority must comply with the codes and rules of professional conduct established by that order or authority. In the event of a temporary or permanent suspension of a professional order, the employees must advise their manager and the Chief Compliance Officer, for the latter to assess what action must be taken.

Any employee who is aware of a fact or situation that could constitute a contravention of the Law or of this code must report such a situation in accordance with subsection J of this code.

II.	FRAUDULENT ACTIVITIES OR TRANSACTIONS

Employees are prohibited from participating, directly or indirectly, in fraudulent operations or activities that are unlawful or that could be perceived as such.

Specific Application

Subsection B applies to any independent-contractor of Presima (with the necessary modifications).

C-	COMPLY WITH YOUR CONTRACTUAL OBLIGATIONS

Employees must comply with the obligations contained in their letters of offer which may apply during their employment and/or after the termination of their employment, as the case may be, including, without limitation, obligations of compliance, loyalty, confidentiality, obligations with respect to intellectual property rights as well as, in some cases, restrictive covenants such as obligations of non-competition and non-solicitation of clients, employees and independent-contractors of Presima. Employees should refer to their letters of offer in order to be aware of the nature of their obligations towards Presima. Further information regarding said obligations may be obtained by contacting the human-resources representative or any other person designated for such purpose.

Independent-contractors must also comply with the obligations contained in their respective services agreement or mandate with Presima which may apply during and/or after the termination of their services agreement or mandate, as the case may be. Each independent-contractor should refer to its services agreement or mandate to be aware of the nature of its obligations towards Presima.

D-	TREAT OTHERS WITH RESPECT

Employees must carry out their activities with respect for others.

I.	RELATIONS WITH COLLEAGUES

Employees must maintain professional relationships based on honesty and respect for individuals with the goal of establishing lasting and equitable employment relationships. Employees must encourage respect for others and co-operation and professionalism among colleagues.

As stated in the Workplace Harassment Policy, no form of discrimination or harassment is tolerated.

Presima encourages communication and rapid dissemination of relevant information (other than confidential information) concerning any decision or orientation with significance for work-related matters.

CODE OF ETHICS AND PROFESSIONAL CONDUCT FOR OFFICERS AND EMPLOYEES 2019-2020

II.	RELATIONS WITH CLIENTS, PARTNERS AND SUPPLIERS

Relations with clients, partners and suppliers must also be conducted with respect for people and groups to sustain lasting and equitable business relationships in a climate of trust.

III.	RELATIONS WITH THE COMMUNITY

Conscious of its role in the community, Presima supports and funds charitable, philanthropic and business projects by applying specific conditions of application that it may determine from time to time.

Presima encourages the active and volunteer participation of its employees with known non-profit organizations, provided that such activities do not interfere with their work. It may decide to financially support such community involvement.

Specific Application

Subsection D applies to any independent-contractor of Presima (with the necessary modifications).

E-	PROTECT THE CONFIDENTIALITY OF INFORMATION

Presima is mindful of preserving the accuracy, confidentiality, security and privacy of the information that it holds directly and indirectly on employees (personal information), clients, suppliers and enterprises that are its business partners.

I.	BASIC PRINCIPLE

Employees must respect the confidentiality of information to which they may have access and they may not communicate such information except to authorized persons. Moreover, such information may not be used, divulged, diffused, sold, transferred, given, published, circulated or otherwise distributed by any employee for their or anyone else’s personal benefit.

Employees are prohibited from disclosing any details or confidential information they have learned in the course of their duties or in connection with their duties. They are also prohibited from giving any advice based on details or information not accessible to the public that they become aware of in this way.

II.	SCOPE OF APPLICATION

Subsection E applies to all employees and or independent-contractors in their duties within Presima and when they are called upon to represent Presima or to act on its behalf in dealings with companies, and who therefore are likely to have access to confidential information. The obligations in this subsection regarding the protection of confidential information or restrictions on its use survive the termination of the letters of offer, services agreement and mandate as well as the end of the relationship with Presima, for any reason. For the purposes of this subsection, a “company” is a legal person or partnership in which Presima has made or is considering making an investment. The affiliates partnership of the legal person or partnership are also “companies”.

III.	PROTECTION OF CONFIDENTIAL INFORMATION

Primacy

The purpose of this section is to affirm the primacy accorded by Presima to the protection of confidential information within the framework of the applicable legislative or regulatory provisions and undertakings or agreements entered into, as well as through industry practices in this matter, such as the use of “Information Barriers”.

“Information Barriers”

This expression is a metaphor for all formal rules and procedures designed to restrict and control the dissemination of confidential information. All such procedures contribute to maintaining confidence in and the integrity of investment activities and to avoid trade restrictions and certain substantial shareholder reporting obligations. In the ordinary course of its activities, Presima may handle confidential information on public companies, which, if known, could affect the value of their shares. It is imperative that such information be kept strictly confidential and not be used to the detriment of the issuers nor the benefit of Presima’s employees. Accordingly, the measures proposed in this section regarding confidentiality of information and personal transactions, as well as certain policies, all form a set of rules to be complied with by employees.

CODE OF ETHICS AND PROFESSIONAL CONDUCT FOR OFFICERS AND EMPLOYEES 2019-2020

Use of Confidential Information

As provided for in the Privileged Information and Confidential Information Procedure, employees in possession of confidential and/or privileged information must inform the Chief Compliance Officer, who shall place the security concerned under embargo if required. Employees must refrain from communicating or using the information except for the purpose for which it was provided or for which the employee had access. Such purposes specifically include communication of the information within Presima. For this purpose, the information may be discussed only with the relevant persons.

In the event of uncertainty regarding disclosure of confidential and/or privileged information, it is the employee’s duty to discuss with the Chief Compliance Officer.

IV.	MEASURES FOR PROTECTING CONFIDENTIAL INFORMATION

Employees must take the necessary measures to respect the confidentiality of information, specifically by doing the following:

•	Refrain from leaving documents containing confidential information where they can be read by third parties or employees not concerned with such information;

•	Take appropriate measures to ensure the physical protection of documents;

•	Do not discuss matters pertaining to the confidential information in public places;

•	Use designated equipment for copying and transmitting confidential information;

•	Take appropriate measures to dispose of documents (shredding, archiving, etc.);

•	Return documents upon the cessation of their duties;

•	Give the requisite notices to avoid conflicts of interest; and

•	Mark documents intended for circulation that contain confidential information as “Confidential”.

V.	CONTACT WITH THE MEDIA AND DISCLOSURE OF INFORMATION

No employee, unless authorized by Chief Compliance Officer, may discuss a specific investment or any other subject pertaining to Presima with representatives of the news media.

VI.	PERSONAL INVESTMENTS AND PLANNED EMPLOYMENT

Basic Principle

Generally, employees may not hold any interests that are incompatible with the accomplishment of their duties and responsibilities.

Employees who currently have personal investments or who plan to make a personal investment in a company or who have a job offer from a company may not receive any confidential information concerning a competitor of that company. In that regard, such employees must withdraw from meetings or discussions when confidential information may be disclosed.

Notwithstanding the foregoing, this provision does not preclude the exchange of industry-related or market-related information, unless the nature of the information is confidential within the meaning of this code.

Specific Application

Any independent-contractor of Presima must inform Presima within a reasonable period of time, before accepting a job offer from a company during the term of its services agreement or mandate with Presima and in conjunction with Presima shall determine what confidentiality measures to be taken.

CODE OF ETHICS AND PROFESSIONAL CONDUCT FOR OFFICERS AND EMPLOYEES 2019-2020

VII.	DISCUSSIONS WITH A BUSINESS PARTNER OR CLIENT

Confidentiality Rules

All discussions between an employee and a company regardless of whether they involve review of an investment proposal, the monitoring of an investment made or a fund management proposal for a client are subject to the obligations of confidentiality.

The submission of a financing proposal by a company must reflect its acceptance of the fact that, while recognizing the confidential nature of the communications, employees must nevertheless conduct studies, consultations and validations to recommend or to monitor an investment.

An employee involved in the financing must ensure that the company identifies the documents that must be kept confidential.

Similarly, a company may express its concerns regarding the handling of any confidential information pertaining to it inside Presima. Therefore, insofar as possible, it must specify the information giving rise to such concerns and specify the use or restrictions on the use of that information.

Notification may be given to the employee handling the matter or the employee’s manager, who must inform the Chief Compliance Officer.

Specific Application

Even in the absence of specific provisions in the services agreement or mandate of an independent-contractor, a reference to the code in said agreement or mandate implies compliance with all provisions of the code (with the necessary modifications) pertaining to subsection E of this code on confidentiality of information from Presima and the persons with which it does business, during and at any time after the termination of the services agreement or mandate.

F-	AVOID CONFLICTS OF INTEREST

To maintain the trust and confidence of clients, suppliers, businesses, partners and the general public, employees must comply with the rules established by Presima for situations likely to give rise to conflicts of interest.

I.	GENERAL PRINCIPLES

Incompatible Interests

To ensure that their honesty and impartiality are beyond reproach, employees must avoid placing themselves in situations that could create personal obligations that third parties could exploit explicitly or implicitly for the purpose of obtaining preferential treatment within Presima.

Employees must take the necessary measures to avoid any conflict of interest or appearance thereof, or any situation that could potentially or contingently constitute a real or perceived conflict, in such a manner as to constantly maintain impartiality in the performance of their tasks and responsibilities. Any employee in a real or apparent conflict of interest, whether potential or contingent, must withdraw from any discussions, decisions or assessment related to the subject.

Obligation of Disclosure

Employees must disclose to their immediate superiors and to the Chief Compliance Officer, any situation that may reasonably be construed as a conflict of interest, and must comply, if applicable, with any directive or special condition established in the application of this code.

Situations to Avoid

Employees must avoid placing themselves in any conflict of interest. Furthermore, there must be no conflict between an employee’s personal interests and their duties, including when engaged in transactions on behalf of Presima.

Employees must furthermore avoid situations in which they, a related person, a dependent or a member of their immediate family could directly or indirectly benefit from a transaction or a contract concluded within Presima. Similarly, employees must avoid situations in which they, a related person, a dependent or a member of their immediate family could directly or indirectly benefit from their influence or decision-making powers by virtue of their position within Presima. If uncertainas to whether a situation may be perceived as a conflict of interest, employees are encouraged to contact the Chief Compliance Officer for reassurance.

Settling of Personal Matters

From the moment they assume their duties, employees must settle their personal matters in such a manner as to avoid incompatible interests as well as any situation that might place them in a conflict of interest and take any necessary measures to comply with the provisions of this code.

CODE OF ETHICS AND PROFESSIONAL CONDUCT FOR OFFICERS AND EMPLOYEES 2019-2020

Employment of Related Persons

Employment of related persons is permissible, but in each individual case the procedure followed must be equitable.

Nonetheless, when two related persons might hold a position in which one would report to the other, the hiring of the person who does not already have a position should be avoided.

Where such a situation occurs and both persons are already in the employ of Presima, they are responsible for informing their immediate superior who shall, if necessary, recommend specific conditions. If required, the Chief Compliance Officer may determine whatever terms and conditions it considers appropriate.

II.	GIFTS, ENTERTAINMENT ACTIVITIES, DONATIONS, SERVICES OR BENEFITS

Principle

Employees must avoid giving or receiving any gift, entertainment activity invitation, donation, service, benefit or other favour capable of affecting the performance of their roles and responsibilities or that could adversely affect the credibility of Presima.

Employees must maintain high standards of independence and impartiality and avoid being under obligation to any person whatsoever, whether from partner companies or suppliers.

Standards of Acceptability

As a general rule, any gift, entertainment activity invitation, donation, service or benefit (collectively referred to as “gifts and entertainment”) of a symbolic nature that is non-recurring and of modest and customary monetary value may be accepted or given if offered in a neutral context that does not place an employee in a situation of actual or perceived conflict of interest or influence decisions made in the course of that employee’s duties. The same applies to entertainment with regards to meals and tickets to cultural and sporting events or events regarding the financial community, as well as gifts and entertainment consistent with standards of courtesy and hospitality that are exchanged by partners or presented at public receptions, provided that they are reasonable.

Gifts and entertainment that do not exceed $250CAD, either as a single gift or in aggregate on an annual basis. The Chief Compliance Officer will review the number of gifts and entertainment declared within the year and make an assessment as to the reasonableness of gifts received.

Acceptance of invitations from an investment industry-related body must be considered in conjunction with a manager and may not include free plane tickets or accommodation.

If uncertain, the employee is to consult the Chief Compliance Officer.

The Gifts and Entertainment Procedure outlines when gifts and entertainment must be declared in the Gift and Entertainment Registry of Presima.

Employees, officers and directors are also prohibited from accepting, soliciting or offering any gift in the form of an amount of money given to them (including gift cards and any monetary equivalents).

Examples

The following are some examples of situations regarded as unacceptable:

•

An employee participates in an event organized by a corporate client, an organization or non-profit company sponsored by Presima or a supplier and accepts a door prize that is not negligible in value, such as a trip.

•	An employee develops a friendship with a business partner and as such accepts goods or favours, regardless of their value, for themselves or their immediate family.

•	An employee accepts or gives a gift or entertainment on the pretext that it is justly deserved and as such is entitled to be treated as an exception to the rule.

Important questions to ask yourself before accepting a gift or entertainment

•	Does the gift or entertainment affect my ability to remain objective and independent?

•	Have I properly considered all aspects and the scope of the situation?

•	Would knowledge of my acceptance of the gift or entertainment adversely affect my credibility or that of Presima’s?

•	Would I be publicly perceived as being in a conflict of interest?

•	How does accepting this gift or entertainment benefit Presima’s clients?

•	Would the acceptance of the gift of entertainment affect my performance with regards to my roles and responsibilities?

CODE OF ETHICS AND PROFESSIONAL CONDUCT FOR OFFICERS AND EMPLOYEES 2019-2020

Gifts and Entertainment Exceeding Standards of Acceptability and the Obligation to Report

Employees must ensure that they do not exceed the acceptable standards referred to above. However, if the employee wishes to accept a gift or entertainment, they must first ensure that the situation does not constitute a conflict of interest, then they must obtain the written authorization from their immediate superior and the Chief Compliance Officer.

When the value of a gift or entertainment exceeds the established standards, any expedient measure may apply, including declaring it an asset of Presima, at the discretion of the Chief Compliance Officer.

III.	BOARD MEMBERSHIPS

Rules governing board memberships put forward by Presima or as part of employee’s duties

An employee who sits on a board of directors at the request of Presima or pursuant to an agreement to that effect must follow the following rules:

•	Consult the Chief Compliance Officer concerning the obligations incumbent upon directors of legal persons;

•	Declare any conflict of interest that may result from the directorship; and

•

Remit director’s fee or other fees as well as options or privileges to acquire same received by the employee in their capacity as director, after which the necessary documents will be prepared by Presima to neutralize the situation for tax purposes, and all necessary steps will be taken in that regard.

Rules governing all other board memberships

An employee who wishes to sit on a board of directors or on a committee that fulfills or may fulfill such a role must avoid putting themself in a conflict of interest. The employee must always obtain written authorization from their immediate superior and the Chief Compliance Officer, who will consult the Chief Executive Officer, if necessary, before authorizing the employee’s participation.

Such board memberships must be declared annually in the employee’s annual declaration, and renewals are governed by the same terms and conditions. In no case may an employee suggest that Presima supports their initiative.

G-	COMPLY WITH THE RULES GOVERNING PERSONAL TRANSACTIONS

I.	PERSONS COVERED

•	All employees, officers and directors;

•	Independent-contractors, if they are specifically governed by these rules in their services agreement or mandate with Presima;

•	Persons for whom the above-mentioned persons act as mandatary, attorney, representative or adviser; and

•	Related Persons.

CODE OF ETHICS AND PROFESSIONAL CONDUCT FOR OFFICERS AND EMPLOYEES 2019-2020

II.	BASIC PRINCIPLES

Confidentiality of Information

All persons covered must respect the confidentiality of information to which they may have access and may not communicate such information except to authorized persons. Moreover, no person may use the information for personal gain or to the benefit of any other persons.

No person may disclose any information to any other person regarding the content of the embargo lists or confidential lists, including dealer lists, investment manager lists, or financial planner lists to which they have access.

Conflicts of Interest

In general, the persons covered may not hold any interests that are incompatible with the performance of their duties and responsibilities.

They must effect their personal transactions in the ordinary course of business and in accordance with market prices and commissions or market fees.

In their relations with a dealer to finalize a personal transaction, the persons covered must avoid placing themselves in a situation that could be perceived as a conflict of interest with their position with Presima.

Personal Trading Procedure

Employees must respect the Personal Trading Procedure.

Priority Must be Given to Clients

The persons covered must conduct themselves in such a manner that investments executed for Presima always take precedence, in all respects, over their personal investments and those of any related persons, immediate family members, as defined in the Personal Trading Procedure, acquaintances or friends and any other person living in the same household or any person for whom they act as mandatory, attorney, representative or adviser.

Personal Short-Term Speculative Trading

Presima does not encourage frequent personal trading for short-term speculative purposes. Moreover, the time devoted to personal trading must not interfere with the performance of their duties.

III.	PROHIBITED TRANSACTIONS

No transaction may be effected by the persons covered in the following circumstances:

•	When they have had access to confidential information in the performance of their duties;

•	When they have had access to privileged information;

•	Securities part of Presima’s investment universe as defined in the Investment Procedure;

•	Securities listed in the Company Meetings as defined in the Personal Trading Procedure;

•

Regarding a security from the list of securities under trade restriction, which is also part of the investment universe, pursuant to the Privileged Information and Confidential Information Procedure of Presima. This list consists of securities with respect to which any transaction is subject to restrictions and in particular includes the securities of issuers for which Presima has had access to confidential or privileged information;

•	Securities on the list of securities in respect of which Presima is an insider (10% or more);

•	Purchases of securities of a U.S. issuer of which Presima owns more than 5% are prohibited;

•	Unlisted securities held in portfolios managed by Presima;

•

A security, identified by the Chief Compliance Officer, which Presima has traded over the past five (5) days or that it plans to trade in the next five (5) days, subject to exceptions to the abstention period provided in section 7.G.v.;

•	Shares of a company issued under an initial public offering (“IPO shares”) in which Presima participates or where Presima already has an investment;

•	Securities that were purchased in the last 30 days which must be held for a period of 30 calendar days or more prior to disposal.

The Chief Compliance Officer may determine exceptions from time to time, depending on the circumstances.

New Employee

Employees holding a security on one of the aforementioned lists at the time of taking up their position must disclose them to the Chief Compliance Officer.

CODE OF ETHICS AND PROFESSIONAL CONDUCT FOR OFFICERS AND EMPLOYEES 2019-2020

Using Confidential Information that has become Public

Where to the knowledge of a person covered, confidential information has become public, the person covered must wait until two (2) business days have elapsed before proceeding with a transaction on the related issuer. If in doubt, the person covered may consult the Chief Compliance Officer.

If a security is not on the Securities Under Trade Restriction and Securites under Surveillance List, and a person covered is in possession of confidential information on an issuer provided by the issuer or an external manager, the person covered must disclose this to the Chief Compliance Officer before making a personal transaction.

Administrative Unit Directives

Administrative unit directives may supplement this policy from time to time.

IV.	SECURITIES WITHIN PRESIMA’S INVESTMENT UNIVERSE

Trading in securities within Presima’s investment universe is prohibited. There are two exceptions to this which concern the disposal of said securities: 1) new employees who already owned said prohibited securities before the start of their employment at Presima, and 2) employees who already owned said prohibited securities when the personal trading prohibition within Presima’s investment universe was applied. In these special circumstances, the employee must ask the Chief Compliance Officer for an authorization to dispose of these securities.

For the sake of clarity, regardless of whether the securities are held in a regular account or in a registeredaccount, transactions on securities within Presima’s investment universe are prohibited.

V.	PRE-AUTHORIZATION PROCESS FOR PERSONAL TRANSACTIONS

Prior Verification

It is the duty of all persons to whom this code applies to make prior verifications to avoid a situation incompatible with their duties and to avoid any use of confidential information and apply for pre-authorization when desiring to sell securities within Presima’s investment universe (please see the two exceptions noted above).

Procedures to Dispose of Securities within Presima’s Investment Universe

Requests for authorization to sell the securities within Presima’s investment universe are sent to the Chief Compliance Officer

Duration of Validity of Authorization to Dispose of Securities within Presima’s Investment Universe

The approval is valid for a period of three (3) days.

CODE OF ETHICS AND PROFESSIONAL CONDUCT FOR OFFICERS AND EMPLOYEES 2019-2020

VI.	DISCRETIONARY MANAGEMENT AGREEMENT

In such an agreement, an employee gives a securities dealer or a portfolio manager the authority to effect security transactions on behalf of the employee without being required beforehand to consult the employee regarding such transactions.

Legislation pertaining to insider trading may create problems for such an agreement if the dealer or portfolio manager buys or sells securities when the employee or Presima has privileged information concerning the issuer or Presima has made an insider report concerning that issuer.

Employees who would like to enter into discretionary management agreements must first obtain the authorization of the Chief Compliance Officer, who will analyze the type of agreement proposed and the specific situation according to the office held by the employee. Once the authorization is obtained and after filing a copy of the agreement, the person may be exempt from the preauthorization process for their personal transactions but must annually provide a copy of the statement account received from their manager as at year-end.

VII.	BLIND TRUST AGREEMENT

In an agreement of this type, the employee account holder is not informed in any manner whatsoever of transactions effected in their account and of the composition of the account holder’s portfolio. In such a case, all that is required is that the blind deposit-management mandate (or blind trust agreement) be submitted to the Chief Compliance Officer. No rule governing personal transactions would then apply.

Furthermore, some employees may be required to have a blind trust agreement. These employees are identified by the Chief Executive Officer, upon recommendation of the Chief Compliance Officer, who keeps an updated list of employees so identified.

VIII.	STATEMENTS AND DECLARATIONS REQUIRED UPON BEING HIRED OR RETAINED AND ANNUALLY THEREAFTER

Upon being hired or retained, all employees and independent-contractors covered must complete the Declaration regarding compliance with the code including details of securities covered by the pre-authorization process.

At least once a year thereafter, employees and independent-contractors covered must complete the following three (3) declarations:

•	Annual Code of Ethics Declaration;

•	Registration Renewal Form (for registered employees only);

•	Annual Personal Trading Declaration (completed by Related Persons).

IX.	COMPLIANCE

The Chief Compliance Officer shall implement the following procedures:

•	Using the confirmations of personal transactions and monthly statements, validation, of the following;

•	Absence of any “front running” to ensure that personal interests did not prevail over those of Presima;

•	Consistency between reported transactions and pre-authorized transactions;

•	Compliance with the Securities Under Trade Restriction and Securities Under Surveillance List;

•	Monitoring the annual statements and declarations and those made on being hired.

X.	REPORTING

The Chief Compliance Officer shall report all breaches to the Board of Directors.

H-	USE RESOURCES APPROPRIATELY

Loyalty toward the institution is a basic principle for establishing a relationship of trust and confidence between employer and employee. Loyalty must therefore govern employees’ conduct, and they must ensure that they preserve all Presima property and assets over which they have custody and control.

I.	USE OF PRESIMA RESOURCES

Employees must use available resources for the purposes for which they are intended, and in compliance with the policies and directives issued in respect thereof. Any personal or other use must be brought to the attention of their managers or the Chief Compliance Officer, who may issue opinions regarding such use.

Employees must ensure that Presima assets and funds are used exclusively for Presima purposes.

CODE OF ETHICS AND PROFESSIONAL CONDUCT FOR OFFICERS AND EMPLOYEES 2019-2020

II.	PROTECTION OF COMPUTERIZED INFORMATION AND USE OF COMPUTER RESOURCES

Employees have access to computer equipment as a tool to help them do their jobs. Such equipment, including the computer network, the e-mail system and the contents thereof, data, Internet access and the remote log-in system, is Presima property.

Use of and access to information-based assets, including computerized data, must be in compliance with the rules pertaining to security and integrity of information set forth in Presima’s Electronic Communication Policy and any other relevant policies and rules.

The use of Presima’s electronic and e-mail systems must be done in a secure manner with respect for individuals and groups. Employees are prohibited from visiting Internet sites of a discriminatory, pornographic or hate-mongering nature. Participation in personal on-line chat sessions or in on-line casinos is also prohibited. Employees should have no expectation of privacy when using Presima’s electronic and e-mail systems. As such, Presima reserves the right to monitor the use of such systems, and retrieve and read any data composed, sent or received through these systems.

I-	DEMONSTRATE RESERVE IN OUTSIDE ACTIVITIES

I.	RESPECT FOR THE INSTITUTION

At all times, employees must refrain from making comments that would discredit or tarnish Presima’s image or reputation.

Employees must avoid participating directly or indirectly in activities that would adversely affect Presima’s interests, image or reputation.

Employees who are aware of illegal or fraudulent acts, in contravention of this code or who are aware of unsound management operations or practices or those that are not in compliance with laws, regulations and Presima policies must report any such situation as soon as possible pursuant to subsection J of this code.

II.	MEDIA RELATIONS

Communication with the media must be disclosed to Chief Compliance Officer in advance and done in accordance with the Client and Marketing Communications Policy.

III.	PRIORITY TO DUTIES AND OUTSIDE ACTIVITIES

Employees must give priority to their duties for Presima and must not allow their outside activities to interfere with the performance of their duties for Presima, in a real or apparent manner.

Moreover, the performance of outside activities must not be likely to constitute a contravention of the rules contained in this code. Where the situation is unclear, employees may refer to the Chief Compliance Officer, who may make any recommendation in respect thereof.

No employee may engage in remunerated outside activities that directly or indirectly concern Presima without having obtained a specific authorization. This authorization shall be obtained from the immediate superior and the Chief Compliance Officer, who will consult the Chief Executive Officer, if necessary.

When an employee engages in activities contemplated by this section, the employee must ensure that such activities are clearly personal to that employee, and do not in any way involve Presima unless they are connected with activities authorized by the Chief Compliance Officer. Moreover, all outside activities must be disclosed in the annual declaration under the code to the Compliance department including remunerated and non-remunerated activities.

IV.	SOCIAL MEDIA

Presima encourages its employees to make appropriate use of social media. Employees must act lawfully and be transparent, responsible and respectful of the company, clients, other employees and individuals they interact with online. Unless specifically authorised to do so, employees must not post on social media in the capacity as a representative of Presima or the NAB Group.

V.	POLITICAL ACTIVITIES

Presima does not wish to be associated in any manner whatsoever with the personal political activities of any employee, especially any activity of a fundraising or partisan nature.

J-	REPORT ANY NON-COMPLIANT SITUATION

Any situation that is not in compliance with this code must be reported. An employee or independent-contractor must make the declaration to the persons indicated below. All declarations made by employees and independent-contractors are kept strictly confidential. Furthermore, declarations can be anonymous.

CODE OF ETHICS AND PROFESSIONAL CONDUCT FOR OFFICERS AND EMPLOYEES 2019-2020

Declarations may be given to the following persons:

•	The Chief Compliance Officer;

•	The Chief Executive Officer;

•	The Chairman of the Board.

The Chief Compliance Offcier must be informed of the declaration when said declaration is not made directly to the Chief Compliance Officer.

K-	CONFIRMATION OF COMPLIANCE WITH THIS CODE

Employees and independent-contractors must confirm in writing that they have received and read this code. They must also agree to comply with the rules stated herein and to fulfill their obligations under the code.

Employees and independent-contractors must also provide annual confirmation of compliance with this code. Any modifications to the code must also be communicated to all employees and independent-contractors.

8.	APPLICATION OF THE CODE

A-	COMPETENT AUTHORITIES

The Board of Directors approves the code, on the recommendation of the Chief Compliance Officer, who ensures that it is reviewed at least every year. In addition, the Chief Compliance Officer considers all matters pertaining to the application of the code and, if necessary, drafts opinions or makes recommendations. They are specifically responsible for assessing any contravention of the code and making whatever recommendations are necessary as a result thereof.

The Chief Compliance Officer must do the following:

•	Provide relevant documentation;

•	Apply this code in accordance with parameters decided by the Board of Directors and submit any situation to it that requires a prior opinion or recommendation;

•	Disseminate the code and recommend updates or policies on ethical issues;

•

Ensure the monitoring of conduct and investigate when there are breaches. Consider the applicable sanctions and make appropriate recommendations to the Chief Executive Officer or to the Board of Directors;

•	Provide interpretations of this code as well as information and advice on its application and on various ethical dilemmas;

•	Organize training in ethics;

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Keep archives and retain all declarations, disclosures and attestations that must be provided pursuant to this code and take the necessary measures to protect the confidentiality of such declarations, disclosures and attestations;

•

Receive and study complaints from clients and the public as well as any confidential communication pertaining to a report of non-compliance with the code and follow up on the matter with the Chief Executive Officer.

B-	EMPLOYEE RESPONSIBILITIES

This code is part of the professional obligations of all employees, who must give a formal undertaking to read it and comply herewith, and all directives or special instructions that may be issued regarding its application. Furthermore, they must annually confirm their compliance with the code. A copy of the code is provided to every person upon commencement of duties.

When in doubt regarding the scope or application of any provision, it is the employee’s duty to consult the Chief Compliance Officer, who shall, if necessary, refer the matter to the Chief Executive Officer or to the Board of Directors.

Employees must report any situation that contravenes this code.

Specifically, each employee must do the following:

•	Comply with this code;

•	Comply with their contractual obligations;

•	Demonstrate ethical behaviour;

•	Demonstrate leadership and promote compliance with the code;

•	Act according to the principle that returns never take precedence over compliance with the code;

•	Take action promptly where a situation that is brought to their attention could constitute a contravention of the code and report all actual contraventions.

CODE OF ETHICS AND PROFESSIONAL CONDUCT FOR OFFICERS AND EMPLOYEES 2019-2020

C-	BOARD OF DIRECTORS

In connection with its mandate and this code, the Board of Directors must do the following:

•	Review and approve this code every year on the recommendation of the Chief Compliance Officer;

•	Approve any other rule of ethics and professional conduct formulated by the Chief Compliance Officer;

•	Receive any report on the application of this code;

•	Consider any situation whose importance warrants its attention and issue relevant recommendations and opinions on the situation and any subject covered by the code resulting from its application.

D-	CHIEF COMPLIANCE OFFICER

As part of its mandate under this code, the Chief Compliance Officer must do the following:

•	Formulate rules of ethics and professional conduct;

•	Review this code on an annual basis and recommend approval thereof to the Board of Directors;

•	Authorize exceptions to this code where the situation warrants it;

•	Receive reports on the situations reported and deal with any matters arising therefrom.

CODE OF ETHICS AND PROFESSIONAL CONDUCT FOR OFFICERS AND EMPLOYEES 2019-2020

9.	SANCTIONS

Compliance with the code is mandatory and any breach is subject to corrective measures. In the eventuality an employee contravenes the spirit or the letter of the rules, said employee may be subject to corrective measures including, without limitation, disciplinary measures, up to immediate termination of employment for cause. This code is not all inclusive and there may be other circumstances for which employees may be disciplined, up to and including immediate termination of employment for cause.

Without limiting the application of this code, should an employee be found in violation of this code, said employee and/or Presima may be subject to, without limitation, civil, administrative, penal and/or criminal liability, as the case may be, as a result of said violation.

For sake of clarity, asking a third party to contravene a rule and failure to co-operate with an investigation constitute non-compliance with the code.

10.	REQUESTS FOR INFORMATION

Requests for information concerning the application or interpretation of this code must be sent to the Chief Compliance Officer.